UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2014

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(650) 433-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On October 16, 2014, Asterias Biotherapeutics, Inc. ("Asterias" or the "Company") and the California Institute for Regenerative Medicine ("CIRM") signed a Notice of Grant Award (the "Award"), effective October 1, 2014. The Award was made under the Strategic Partnership III grant that was approved by CIRM on May 30, 2014. Pursuant to the Award, CIRM granted the Company an aggregate of $14,323,318 to be disbursed on a quarterly basis over four years for the clinical development of the Company's product, AST-OPC1. Disbursement of the amounts awarded are subject to the Company meeting certain specific progress and go/no go milestones. CIRM may terminate funding under certain circumstances if the Company fails to meet a milestone, is unable to demonstrate financial viability or if there are insufficient funds in the California Stem Cell Research and Cures Fund in the State Treasury. If the Company elects to terminate the Award or the work to be funded by the Award under circumstances generally not related to satisfaction of milestones or the success of the clinical trials, the Company would be required to reimburse CIRM for the funds received. In addition, pursuant to the Award, the Company agrees to notify and report to CIRM information relating to serious adverse events, studies, press releases clinical trial information and routine communications on a schedule as agreed upon by the Company and CIRM.

The foregoing description of the Award does not purport to be complete and is qualified in its entirety by reference to the Award, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2014.

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated October 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: October 22, 2014	By:	/s/ Robert W. Peabody
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release Dated October 20, 2014